Exhibit 3.7



                    CERTIFICATE OF WORLD INTERNETWORKS, INC.
                              A NEVADA CORPORATION

                        PURSUANT TO SECTION 78.207 OF THE

                             NEVADA REVISED STATUTES



         FIRST: The name of the corporation is World Internetworks, Inc. (the "Company").

         SECOND: On February 22, 2001, pursuant to a resolution of the Board of Directors which was ratified on March 14, 2001 by written consents of stockholders owning 66.4% of the outstanding voting securities of the Company as of such date, the Company effected a reverse split of the Company's authorized and issued and outstanding common stock effective as of the end of business on March 20, 2001, on the basis of 1 new share for 2 old shares; however, the resolution provided that the par value of the Company's common stock shall be retained at $.001 per share, with appropriate adjustments in the additional paid in capital and stated capital accounts of the Company; and such resolution provided further that no fractional shares shall be issued as a result thereof, with all fractions being rounded up to the nearest whole share.

         THIRD: The number of authorized shares of the Company's common stock immediately before the reverse split was 500,000,000 shares, $.001 par value per share.

         FOURTH: The number of authorized shares and the par value of the Company's common stock immediately after the reverse split shall be 250,000,000 shares, $.001 par value per share.

         FIFTH: The number of shares of the Company's common stock to be issued after the reverse split in exchange for each pre-split share of common stock is one half of one share.

         SIXTH: No fractional shares will be issued as a result of the reverse split. There is no provision for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share as a result of the reverse split.

         SEVENTH: The approval of the affected stockholders is not required under Nevada Revised Statutes, though stockholders who owned in excess of 60% of the outstanding voting securities of the Company, as of the date such vote was taken, ratified the action of the Board of Directors authorizing the reverse split.

         EIGHTH: The reverse split was recorded on the books and records of the Company as being effective as of the end of business on March 20, 2001.


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         IN WITNESS WHEREOF,  the undersigned  executive  officer of the Company hereby executes this Certificate this 16th day of March, 2001.

                                                  /s/ Steven K. Hansen
                                                  --------------------
                                                      Steven K. Hansen

         STATE OF UTAH              )
                                            )ss
         COUNTY OF SALT LAKE        )

         Steven K. Hansen hereby acknowledges that he is President of World Internetworks, Inc., a Nevada corporation, that he has read the foregoing information, and of his personal knowledge, he represents and warrants that such information is true and correct in every material respect.


                                                  /s/ Steven K. Hansen
                                                  --------------------
                                                      Steven K. Hansen


         Subscribed and sworn to before me this 16th day of March, 2001.

                                                  /s/ Sheila Neumann
                                                  --------------------
                                                  Notary Public




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